Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby to consent to the incorporation by reference in the Registration Statements on Amendment No. 6 to Form F-3 (Registration No. 333-259951) of Scienjoy Holding Corporation of our report dated on December 29, 2021, relating to our audits of the accompanying consolidated balance sheets of Tianjin Yieryi Technology Co., Ltd. and its subsidiaries (collectively the “Company”) as of September 30, 2021 and December 31, 2020, and the related consolidated statements of operations and comprehensive income, changes in stockholders’ equity, and cash flows for the nine-month period ended September 30, 2021 and for the year ended December 31, 2020.

We also consent to the reference to us under the heading “Experts” in the above-mentioned Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

August 15, 2022

1600 Broadway, Suite 1600, Denver, CO, 80202, USA. Phone: 1.303.386.7224 Fax: 1.303.386.7101 Email: admin@zhcpa.us